EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of February 28, 2007 (the “Effective Date”), by and among, on the one hand, CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), CECO GROUP, INC., a Delaware corporation (“Group”) and each of the following Subsidiaries of Parent as Borrowers under this Amendment and the Credit Agreement: CECO FILTERS, INC., a Delaware corporation (“Filters”), NEW BUSCH CO., INC., a Delaware corporation (“New Busch”),

THE KIRK & BLUM MANUFACTURING COMPANY, an Ohio corporation (“K&B”),

KBD/TECHNIC, INC., an Indiana corporation (“Technic”), CECOAIRE, INC., a Delaware corporation (“Aire”), CECO ABATEMENT SYSTEMS, INC., a Delaware corporation

(“Abatement”), H.M. WHITE, INC., a Delaware corporation (“H.M. White”), CECO

ACQUISITION CORP., a Delaware corporation (“CECO Acquisition”), and, on the other hand, FIFTH THIRD BANK, an Ohio banking corporation (“Lender”), is as follows:

Preliminary Statements

     A. Parent, Group and Borrowers (the “Loan Parties”) and Lender are parties to a Credit Agreement dated as of December 29, 2005, as amended by the First Amendment to Credit Agreement dated as of June 8, 2006 (as amended, the “Credit Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

     B. The Loan Parties have requested that Lender: (i) consent to the Effox Acquisition; (ii) increase the maximum Revolving Loan Commitment from $13,000,000 to $20,000,000 (subject to availability); (iii) increase the inventory sublimit from $5,000,000 to $7,500,000 (subject to availability); (iv) make an additional term loan in the aggregate amount of $5,000,000 to finance, in part, the Effox Acquisition; (v) increase the maximum capital expenditures Financial Covenant commencing with Fiscal Year 2007 from $750,000 to $1,500,000; (vi) increase the minimum Fixed Charge Coverage Ratio from 1.10 to 1.0 to 1.25 to 1.0; (vii) extend the stated Termination Date of the Line of Credit from January 31, 2009 to January 31, 2010; (viii) make certain changes to the incentive pricing with respect to the Line of Credit, Term Loan A, Unused Line Fee and LOC Fee, each to be based upon Borrowers’ Fixed Charge Coverage Ratio; (ix) make certain changes to the required Financial Covenant levels with respect to the Maximum Total Funded Debt to Adjusted EBITDA Ratio; and (x) make certain other amendments to the Credit Agreement and certain of the other Loan Documents.

     C. Lender is willing to consent to such requests and to so amend the Credit Agreement and other Loan Documents, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

111601v1

     In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and the Loan Parties hereby agree as follows:

     1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

     1.1 Section 1.1 of the Credit Agreement is hereby amended by the addition of the following definitions, in their proper alphabetical order, to provide in their entirety as follows:

     “CECO Acquisition” means CECO Acquisition Corp., a Delaware corporation, and its successors and assigns.

“Effox” means Effox, Inc., an Ohio corporation.

     “Effox Acquisition” means the acquisition by CECO Acquisition of substantially all of the assets of Effox, all in accordance with, and pursuant to the terms of, the Effox Acquisition Documents.

     “Effox Acquisition Agreement” means the Asset Purchase Agreement dated as of February 28, 2007 by and among Parent, CECO Acquisition, Effox, and the other party thereto.

     “Effox Acquisition Documents” means the Effox Acquisition Agreement and every other document or agreement executed or delivered by any Loan Party in connection with the Effox Acquisition.

     “Effox Earn-out Payment” means any Earn-out Amount (as defined in the Effox Acquisition Agreement) paid by a Loan Party in accordance with the Effox Acquisition Agreement.

     “Excess Cash Flow” means, for the applicable Fiscal Year, an amount equal to the sum of (a) the Loan Parties’ Adjusted EBITDA for the applicable Fiscal Year minus (b) the Loan Parties’ aggregate Fixed Charges for such Fiscal Year. All of the foregoing amounts will be determined based on the annual audited financial statements required to be delivered to Lender pursuant to Section 4.3(b).

     “Excess Cash Flow Payment” has the meaning given in Section 2.12(c).

     “Second Amendment” means the Second Amendment to this Agreement dated as of February 28, 2007.

“Term Loan A” has the meaning given in Section 2.2(a).

“Term Loan Note A” has the meaning given in Section 2.2(a). “Term Loan B” has the meaning given in Section 2.12(a). “Term Loan Note B” has the meaning given in Section 2.12(a).

     1.2 (i) The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective steads and (ii) the reference to “the Maximum Total Debt to Adjusted EBITDA Ratio under Section 5.11” in clause (g) of the definition of Refinancing Debt is amended to read in its entirety “the Maximum Total Funded Debt to Adjusted EBITDA Ratio under Section 5.11”:

     “Adjusted EBITDA” means the total (without duplication and all as determined on a consolidated basis in accordance with GAAP), in Dollars, of EBITDA for the applicable period, (a) minus Non-financed Capital Expenditures for that same period; (b) minus the aggregate cash amount of the Loan Parties’ income and franchise tax expense for that same period to the extent deducted in the determination of Net Income; (c) minus any gain or plus any non-cash loss arising from the sale of capital assets to the extent included or deducted in the determination of Net Income; (d) minus any gain arising from the write-up of any assets (excluding inventory) or plus any non-cash loss from the write-down of any assets, each to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (e) minus any extraordinary gains and items of income to the extent included in the determination of Net Income or plus any non-cash extraordinary items of loss to the extent deducted in the determination of Net Income; (f) minus any gains (or plus any non-cash losses) recognized by the Loan Parties as earnings which relate to adjustments made by the Loan Parties as a result of any extraordinary accounting adjustment to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (g) minus non-operating, non-recurring gains (or plus any non-cash losses) from time to time occurring to the extent included (or deducted in the case of non-cash losses) in the determination of Net Income; (h) plus any non-cash expense or minus any non-cash gain or income during such period resulting from (i) a change in the price of Parent’s common stock opposite the strike price of its options and warrants outstanding from time to time, (ii) stock option expenses, and (iii) impairment of goodwill; (i) minus the aggregate amount of any dividends to Parent’s stockholders, if any, permitted expressly by Lender which are paid in cash by Parent during the applicable period; and (j) minus the aggregate amount of Effox Earn-out Payments made by any Loan Party in cash during the applicable period to the extent not deducted in the determination of Net Income which was used to determine such EBITDA. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge

Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

     “Applicable Unused Line Fee Percentage” means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. As of the Effective Date (as defined in the Second Amendment), the Applicable Unused Line Fee Percentage is 0.125% (i.e., Pricing Grid Level 3).

Pricing Grid	Fixed Charge	Applicable Unused Line Fee
Level	Coverage Ratio	Percentage

Level 1	1.50 to 1.0	0.25%

Level 2	1.50 to 1.0 and 2.0 to 1.0	0.125%

Level 3	2.0 to 1.0	0.125%

     “Applicable LOC Fee Percentage” means, as of any date, the applicable percentage shown in the applicable column in the table below based on the then applicable Fixed Charge Coverage Ratio. As of the Effective Date (as defined in the Second Amendment), the Applicable LOC Fee Percentage is 2.0% (i.e., Pricing Grid Level 3).

Pricing Grid	Fixed Charge	Applicable LOC Fee
Level	Coverage Ratio	Percentage

Level 1	1.50 to 1.0	2.25%

Level 2	1.50 to 1.0 and 2.0 to 1.0	2.0%

Level 3	2.0 to 1.0	2.0%

     “Borrower” means each of Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, CECO Acquisition, and the Domestic Subsidiaries of Parent or Group hereafter becoming a party to this Agreement pursuant to Section 5.9(b), and “Borrowers” means, collectively, Filters, New Busch, K&B, Technic, Aire, Abatement, H.M. White, CECO Acquisition, and such additional Domestic Subsidiaries. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise.

     “Borrowing Base” means, as of the relevant date of determination, the sum of:

     (a) 70% of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus (b) the lesser of: (i) $500,000 or (ii) 50% of the then

Eligible Net Unbilled Revenue;

plus (c) the lesser of: (i) $7,500,000 or (ii) 50% of the then net amount of Eligible Inventory; and

less (d) all then Borrowing Base Reserves.

     “EBITDA” means the total (without duplication), in Dollars, of Net Income for the applicable period, plus (a) the aggregate amount of the Loan Parties’ depreciation and amortization expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, plus (b) the aggregate amount of the Loan Parties’ interest expense determined on a consolidated basis in accordance with GAAP for such period to the extent deducted in the determination of Net Income, and plus (c) the aggregate amount of the Loan Parties’ income and franchise tax expense for such period determined on a consolidated basis in accordance with GAAP to the extent deducted in the determination of Net Income. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

     “Fixed Charges” means, for the applicable period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of the Loan Parties’ long-term Indebtedness, in each case paid during the applicable period, including those under the Term Loan Notes (other than any Excess Cash Flow Payment with respect to Term Loan B), the ICS Note, the Sandler Note, and the Subordinated Debt Notes (as defined within the definition of Subordinated Debt Documents) (whether classified, as of any date, as long-term Indebtedness); plus (b) scheduled capital lease payments by the Loan Parties during the applicable period; and plus (c) the Loan Parties’ aggregate cash interest expense for the applicable period, including interest paid on the Obligations, all capital lease obligations, the Subordinated Debt, and any other Indebtedness for the applicable period; provided, however, that the following amounts will be excluded for purposes only of determining Fixed Charges, that the portion of the ICS Debt, the Sandler Debt, and the Subordinated Debt which is repaid, with Lender’s prior consent, solely from the net cash proceeds received from the exercise of certain warrants issued Parent. The term “applicable period” in this definition means Test Period in the case of determining the Fixed Charge Coverage Ratio or the Maximum Total Funded Debt to Adjusted EBITDA Ratio and Fiscal Year in the case of determining Excess Cash Flow.

     “Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (a) an amount equal to (i) $4,000,000 less (ii) the then Letter of Credit Exposure and (b) the then Revolving Loan Availability.

     “Loans” means the Revolving Loans (including the Letter of Credit Exposure), Term Loan A, Term Loan B, and any other loans or other extensions of credit or financial accommodations from time to time from Lender or its Affiliates to any one or more of Borrowers.

     “Notes” means the Revolving Note (as defined in Section 2.1), Term Loan Note A (as defined in Section 2.2), Term Loan Note B (as defined in Section 2.12), and any other promissory note made from time to time by a Borrower in favor of Lender to evidence any of the Obligations.

     “Revolving Commitment” means $20,000,000 subject to Section 2.2(d) and 2.2(e).

     “Term Loan” means each of Term Loan A and Term Loan B, and “Term Loans” means, collectively, Term Loan A and Term Loan B.

     “Term Loan Note” means each of Term Loan Note A and Term Loan Note B, and “Term Loan Notes” means, collectively, Term Loan Note A and Term Loan Note B.

     “Termination Date” means: (a) with respect to the Line of Credit, the Letter of Credit Obligations and the other Obligations (other than the Term Loans), the earlier of (i) January 31, 2010 and (ii) the date upon which the entire outstanding balance under the Revolving Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise); (b) with respect to Term Loan A, the earliest of (i) January 31, 2009, (ii) the date upon which the entire outstanding balance under Term Loan Note A shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise), and (iii) the date upon which Term Loan A shall be repaid in full; and (c) with respect to Term Loan B, the earliest of (i) January 31, 2010, (ii) the date upon which the entire outstanding balance under Term Loan Note B shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise), and (iii) the date upon which Term Loan B shall be repaid in full. Notwithstanding the foregoing, the Loan Parties specifically acknowledge and agree, without limiting the generality of the foregoing, that Borrowers’ failure to permanently repay in full all of Term Loan A by January 31, 2009 shall result in the Line of Credit, the Letter of Credit Obligations, Term Loan B, and all other Obligations being immediately due and payable on such date notwithstanding the stated maturity date of January 31, 2010 for the Line of Credit and Term Loan B.

     “Subordinated Debt Default” means any of the following (or any combination of the following): (i) a default or breach of or under any of the Subordinated Debt Documents, (ii) any event or circumstance that would become a default or breach on the Subordinated Creditor’s election or would become a default or breach after notice, the lapse of time, or on the satisfaction of any other condition, or all of the foregoing, (iii) the acceleration of any or all of the Subordinated Debt, or (iv) the maturity of the Subordinated Debt on July 1, 2008 without the maturity of such Indebtedness being extended, in a writing signed by the Subordinated Creditor and Parent before July 1, 2008 on terms satisfactory to Lender, to a date beyond the Termination Date with respect to the Line of Credit.

     “Subordination Agreement” means the Subordination Agreement between the Subordinated Creditor and Lender dated as of the Closing Date, as amended by the First Amendment to Subordination Agreement dated as of the Effective Date (as defined in the Second Amendment).

     1.3 Section 2.1(c) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     (c) On the Effective Date (as defined in the Second Amendment) of the Second Amendment, Borrowers shall execute and deliver to Lender a Second Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 attached to the Second Amendment (as amended, the “Revolving Note”), dated as of the Effective Date (as defined in the Second Amendment), in the principal amount of the Revolving Commitment, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.

     1.4 Section 2.2 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

2.2	Term Loan A.

(a) On December 29, 2005, Lender made a loan to

Borrowers in an original aggregate amount equal to $3,100,000 (“Term Loan A”). No part of Term Loan A may, on the repayment thereof, be redrawn or reborrowed by a Borrower. The entire unpaid principal balance of, and accrued interest on, Term Loan A, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan A. As of the Effective Date (as defined in the Second Amendment)

of the Second Amendment, (i) the outstanding principal balance of Term Loan A is $2,428,333.29 and (ii) Borrowers shall execute and deliver to Lender a Second Amended and Restated Term Promissory Note in the form of Exhibit 2.2 attached to the Second Amendment (as amended, “Term Loan Note A”), dated as of the Effective Date (as defined in the Second Amendment), in the principal amount of $2,428,333.29, and bearing interest at such rates, and payable upon such terms, as specified in Term Loan Note A.

     (b) Subject to the terms of Term Loan Note A and this Agreement, Borrowers may prepay Term Loan A in whole or part at any time. Any prepayment of Term Loan A will be applied to the last to mature of the payments required under Term Loan Note A. Except as provided in the preceding sentence, no partial prepayment will change the due dates or the amount of the monthly principal payments otherwise required by Term Loan Note A.

     (c) In addition to the scheduled payments of principal on any Term Loan set forth in the applicable Term Loan Note, the following payments shall be made to, or retained by, Lender and applied as provided in Section 2.2(d):

     (i) Within three Business Days after the date of receipt thereof by any Loan Party, an amount equal to 100% of the Net Proceeds from any sale of any asset, including from the sale of the Cincinnati Facility as contemplated by Section 5.7 (exclusive of (A) sales of Inventory in the ordinary course of business or (B) sales or other dispositions of Equipment, the proceeds of which are used for the replacement of such Equipment as contemplated by Section 5.7);

     (ii) Within three Business Days after the date of receipt thereof by any Loan Party, 100% of the Net Proceeds from any insurance or condemnation proceeds payable in respect of, or arising out of, any loss or damage to any of any Borrower’s properties (other than (A) dispositions of Equipment, which is the subject of an Event of Loss, in connection with the replacement of such Equipment as contemplated by Section 5.7 or (B) repairs or replacements of any Mortgaged Property, which is the subject of an Event of Loss, to the extent set forth in the Mortgages); and

     (iii) On the date of receipt thereof by any Loan Party, an amount equal to 100% of the Net Proceeds payable or owing to any Loan Party under, or arising out of, the Effox Acquisition Agreement or the Effox Acquisition, including any purchase price adjustment payment or indemnification or reimbursement payment made after the Effective Date (as defined in the Second Amendment) with respect to the

Effox Acquisition. Notwithstanding anything to the contrary in this clause (iii), if a Loan Party incurs any out-of-pocket cost or expense for which it receives reimbursement from Effox under the Effox Acquisition Agreement (“Out-of-Pocket Effox Reimbursement”), then the Loan Parties will (A) apply such Out-of-Pocket Effox Reimbursement against the then outstanding Revolving Loans and (B) not be obligated to apply such Out-of-Pocket Effox Reimbursement as a mandatory prepayment of the Term Loans.

     (d) With respect to mandatory prepayments described in Sections 2.2(c)(i) through 2.2(c)(iii), such prepayments shall, absent the occurrence and continuance of an Event of Default: (i) first, be applied to the remaining installments of principal under Term Loan B, in the inverse order of maturity, until Term Loan B has been paid in full, (ii) second, be applied to the remaining installments of principal under Term Loan A, in the inverse order of maturity, until Term Loan A has been paid in full, (iii) third, at any time after the Term Loans shall have been repaid in full, such payments shall be applied to the outstanding balance of the Revolving Loans, (iv) fourth, after the Revolving Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations, and (v) fifth, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations then due and payable, and the Revolving Commitment will, at Lender’s sole option, be contemporaneously reduced by an amount deemed appropriate by Lender in the exercise of its discretion in good faith. Nothing in this Section 2.2 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents. No partial prepayment under Section 2.2(c) will change the due dates or the amount of the monthly principal payments otherwise required by any Term Loan Note.

     (e) Within three Business Days after the date of receipt thereof by any Loan Party, the Loan Parties shall deliver to Lender: (i) 100% of the Net Proceeds payable under any Life Insurance, including any death benefit, (ii) an amount equal to 100% of: (A) any Net Proceeds from the issuance by Parent of any Ownership Interests after the Closing Date or (B) any dividend or distribution to a Loan Party from a Person other than a Loan Party, or (iii) 100% of the Net Proceeds from any Tax Refund. Such amounts shall, in each case, be applied by Lender to the Obligations as follows: (1) first, to the outstanding balance of the Revolving Loans, (2) second, after the Revolving Loans have been paid in full, such payments shall be applied to cash collateralize outstanding Letter of Credit Obligations, and (3) third, after all Letter of Credit Obligations are fully cash collateralized, in repayment of any of the other Obligations (other than the Term Loans absent the existence and continuation of an Event of Default) then due and payable, and the

Revolving Commitment will, at Lender’s sole option, be contemporaneously reduced by an amount deemed appropriate by Lender in the exercise of its discretion in good faith.

     1.5 The reference to the date of “January 1, 2007” in Section 2.3(b) of the Credit Agreement is hereby amended by substituting a reference to “January 1, 2010” for “January 1, 2007” where it appears therein.

     1.6 Section 2.3(j)(ii) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     (ii) For purposes of determining the Applicable LOC Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” will be December 31, 2007. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended, the LOC Fee will be subject to adjustment in accordance with the table set forth in the definition of “Applicable LOC Fee Percentage” based on the Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this clause (ii) of Section 2.3(j). Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

     1.7 Section 2.7(b) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     (b) For purposes of determining the Applicable Unused Line Fee Percentage, the Fixed Charge Coverage Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the end of each Fiscal Year ending on and after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” will be December 31, 2007. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended, the Unused Line Fee will be subject to adjustment in accordance with the table set forth in the definition of “Applicable Unused Line Fee Percentage” based on the Fixed Charge Coverage Ratio for such Fiscal Year then ended so long as no Event of Default is existing as of the applicable effective date of adjustment. The foregoing adjustment, if applicable, will become effective on and after the first day of the first calendar month following delivery to Lender of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement for the Fiscal Year then ended until the next succeeding effective date of adjustment pursuant to this Section 2.7. Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with Section 4.3 of this Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to Sections 4.3(b) and 4.3(d) of this Agreement have not been delivered in accordance with Section 4.3 of this Agreement, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with Section 4.3 of this Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with Section 4.3 of this Agreement, it shall be assumed for purposes of determining the Applicable Margins, that the Fixed Charge Coverage Ratio was 1.50 to 1.0 and the pricing associated therewith (i.e., Pricing Grid Level 1) will be applicable on the then applicable Determination Date.

     1.8 Section 2 of the Credit Agreement is hereby amended by the addition of a new Section 2.12, in its proper numerical order, to provide in its entirety as follows:

2.12 Term Loan B.

     (a) Subject to the terms and conditions of this Agreement, Lender will make a loan to Borrowers in an amount equal to $5,000,000 (“Term Loan B”). No part of Term Loan B may, on the repayment thereof, be redrawn or reborrowed by a Borrower. The entire unpaid principal balance of, and accrued interest on, Term Loan B, if not sooner repaid, will be due and payable on the Termination Date with respect to Term Loan B. Borrowers shall execute and deliver to Lender a Term Promissory Note in the form of Exhibit 2.12 (“Term Loan Note B”), dated as of the Effective Date (as defined in the Second Amendment), in the principal amount of $5,000,000, and bearing interest at such rates, and payable upon such terms, as specified in Term Loan Note B. The proceeds of Term Loan B shall be used (i) to consummate the Effox Acquisition and (ii) for general working capital and corporate purposes.

     (b) Subject to the terms of Term Loan Note B and this Agreement, Borrowers may prepay Term Loan B in whole or part at any time. Any prepayment of Term Loan B will be applied to the last to mature of the payments required under Term Loan Note B. Except as provided in the preceding sentence, no partial prepayment will change the due dates or the amount of the monthly principal payments otherwise required by Term Loan Note B.

     (c) In addition to the scheduled payments of principal on Term Loan B set forth in Term Loan Note B:

     (i) The payments set forth in Section 2.2(c) shall be made to, or retained by, Lender and applied as provided in Section 2.2(d); and

     (ii) Beginning on May 1, 2008 and continuing on the same date thereafter occurring in each subsequent Fiscal Year until the payment in full of Term Loan B, Borrowers will make a payment to Lender in an aggregate amount equal to 50% of Excess Cash Flow for the immediately preceding Fiscal Year of Borrowers then ended (each, an “Excess Cash Flow Payment”); provided that Lender will not require an Excess Cash Flow Payment, in any Fiscal Year, in an aggregate amount greater than $1,000,000, but Borrowers may make a voluntary prepayment of Term Loan B in excess of such $1,000,000. Each Excess Cash Flow Payment shall, absent the occurrence and continuance of an Event of Default, be applied to the remaining installments of principal under Term Loan Note B, in the inverse order of maturity.

     1.9 Section 5.3 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     5.3 Capital Expenditures. No Loan Party will make or incur any expenditures for real estate, plant, machinery, equipment, or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) that would be capitalized on the balance sheet of a Loan Party in accordance with GAAP in excess of (a) $750,000 for the Fiscal Year ending on December 31, 2006 or (b) $1,500,000 for any Fiscal Year ending on or after December 31, 2007; provided that (i) the Purchase Price (as defined in the Effox Acquisition Agreement) paid by any Loan Party in accordance with the Effox Acquisition Agreement will be excluded from the foregoing limitation on capital expenditures and (ii) if (A) the Cincinnati Facility is sold and (B) Lender, pursuant to an amendment of this Agreement executed by it, consents to the re-investment of the Net Proceeds from the sale of the Cincinnati Facility into a replacement facility, which becomes a Borrower’s Facility under terms and conditions acceptable to Lender, then the amount of such Net Proceeds used for such replacement facility will be excluded from the foregoing limitation on capital expenditures.

     1.10 The reference to “Term Loan” in Section 5.7(c)(iii) of the Credit Agreement is hereby amended by substituting a reference to “Term Loans” for “Term Loan” where it appears therein.

     1.11 Section 5.10 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     5.10 Fixed Charge Coverage Ratio. Borrowers will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing Adjusted EBITDA for the applicable Test Period by Fixed Charges for that same Test Period to be less than 1.25 to 1 for any Test Period ending as of the end of any Fiscal Quarter or Fiscal Year ending on or after December 31, 2006.

     1.12 Section 5.11 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

     5.11 Maximum Total Funded Debt to Adjusted EBITDA Ratio. Borrowers will not permit the ratio (“Maximum Total Funded Debt to Adjusted EBITDA Ratio”) resulting from dividing (a) Borrowers’ total Funded Debt as of the end of the applicable Test Period by (b) Borrowers’ Adjusted EBITDA for the applicable Test Period to exceed the following ratios set opposite the following Test Periods occurring during each of the following periods:

	Period	Maximum
		Total Funded Debt to
		Adjusted EBITDA Ratio

(a)	The Test Period ending on
	December 31, 2006	3.20	to	1

(b)	The Test Period ending on
	March 31, 2007	4.25	to	1

(c)	The Test Period ending on
	June 30, 2007	4.00	to	1

(d)	The Test Period ending on
	September 30, 2007	3.50	to	1

(e)	Each Test Period ending on and after
	December 31, 2007	3.20	to	1

     1.13 Section 5 of the Credit Agreement is hereby amended by the addition of a new Section 5.12, in its proper numerical order, to provide in its entirety as follows:

     5.12 Effox Acquisition; Effox Acquisition Documents. The Loan Parties will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any material term of or applicable to any of the Effox Acquisition Documents. For purposes of this Section 5.12, “material” means any modification, waiver, or amendment of any of the Effox Acquisition Documents, which, in the judgment of Lender exercised in good faith, could: (i) materially increase the purchase price for the assets to be acquired under the Effox Acquisition Documents or the Indebtedness to be incurred by any Loan Party under the Effox Acquisition Documents, (ii) materially and adversely affect any of Lender’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests), (iii) have a Material Adverse Effect, or (iv) create or result in an Event of Default.

     1.14 Section 6.1(t) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(t) (i) the Subordination Agreement is terminated or ceases,

for any reason, to be in full and effect; (ii) the Subordinated Creditor denies its obligations under the Subordination Agreement or attempts to limit or terminate or revoke its obligations under the Subordination Agreement; or (iii) there is a default or an event of default under any of the Effox Acquisition Documents by any Person which has a Material Adverse Effect.

1.15 The Credit Agreement is hereby amended by the addition of a new Exhibit

2.12	to provide in its entirety the document attached hereto as Exhibit 2.12.

1.16 Exhibit 2.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.1 in its stead. Exhibit 2.2 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 2.2 in its stead. Exhibit 4.3(d) to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(d) in its stead. Exhibit 4.3(g) to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(g) in its stead. Schedule 1.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1.1 in its stead. Schedule 3.1 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.1 in its stead. Schedule 3.12 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.12 in its stead. Schedule 3.14 to the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 3.14 in its stead.

     2. Consent by Lender to Effox Acquisition. The Loan Parties have requested that Lender consent to the acquisition by CECO Acquisition of substantially all of the assets of Effox and the recognition of CECO Acquisition as a Domestic Subsidiary of Group (collectively, the “Effox Acquisition”), as required by Section 5.9(a) of the Credit Agreement. Subject to the terms, and on the conditions, of this Amendment, Lender hereby consents to the Effox Acquisition. The consent provided in this Section 2, either alone or together with other consents which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Lender to consent to any other creation, formation, purchase or other acquisition of a Domestic Subsidiary of any Loan Party, past, present or future, other than the Effox Acquisition specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by the Loan Parties.

     3. Other Documents. As a condition of this Amendment, Borrowers, with the signing of this Amendment, will deliver or, as applicable, shall cause to be delivered to Lender: (a) the Second Amended and Restated Revolving Credit Promissory Note (“Amended and Restated Revolving Note”) in the form of Exhibit 2.1 attached hereto; (b) the Second Amended and Restated Term Promissory Note (“Amended and Restated Term Loan Note A”) in the form of Exhibit 2.2 attached hereto; (c) the Term Promissory Note (“Term Loan Note B”) in the form of Exhibit 2.12 attached hereto; (d) the Joinder Agreement, the Security Agreement, and the Guaranty, each executed by CECO Acquisition and each in the form of Exhibit 3 attached hereto; (e) amendments to each Mortgage in form and substance satisfactory to Lender; (f) the

Third Amendment to Pledge Agreement executed by Group in form and substance satisfactory to Lender; (g) copies, certified by the directors of each Borrower, of resolutions of such directors authorizing the execution of this Amendment and all other documents executed in connection herewith, which certificates and resolutions will be in form and substance satisfactory to Lender; (h) the First Amendment to Subordination Agreement executed by Green Diamond, in form and substance satisfactory to Lender; (i) a Trademark Security Agreement executed by CECO Acquisition and Lender in the form of Exhibit 3 attached hereto; and (j) such other documents, instruments, and agreements deemed necessary or desirable by Lender to effect the amendments to Borrowers’ credit facilities with Lender contemplated by this Amendment.

     4. Representations. To induce Lender to accept this Amendment, the Loan Parties hereby represent and warrant to Lender as follows:

     4.1 Each Loan Party has full power and authority to enter into, and to perform its obligations under, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note A, Term Loan Note B, and the other Loan Documents being amended or entered into in connection herewith, and the execution and delivery of, and the performance of their obligations under and arising out of, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note A, Term Loan Note B, and the other Loan Documents being amended or entered into in connection herewith, respectively, have been duly authorized by all necessary corporate action.

     4.2 This Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note A, Term Loan Note B, and the other Loan Documents being amended or entered into in connection herewith constitute the legal, valid and binding obligations of each Loan Party, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

     4.3 The Loan Parties’ representations and warranties contained in the Loan Documents are complete and correct as of the date of this Amendment with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Credit Agreement.

4.4	No Event of Default has occurred and is continuing.

4.5	As of the closing of the Effox Acquisition:

4.5.1 Each Loan Party has adequate power and authority and has full legal right to enter into each of the Effox Acquisition Documents to which it is a party, and to perform, observe and comply with all of its agreements and obligations under each of the Effox Acquisition Documents.

     4.5.2 The execution and delivery by each Loan Party of the Effox Acquisition Documents to which it is a party, the performance by each Loan Party of all of its agreements and obligations under the Effox Acquisition Documents to which it is a party, and the consummation of the Effox Acquisition pursuant to the Effox Acquisition Agreement have been duly authorized by all necessary corporate action on the part of such Loan Party and do not and will not: (i) contravene any provision of such Loan Party’s Certificate/Articles of Incorporation or Bylaws/Code of Regulations; (ii) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the property of such Loan Party under, any agreement or instrument to which such Loan Party is a party or by which its assets are bound, except for such violations and/or defaults which could not reasonably be expected to have a Material Adverse Effect; (iii) violate or contravene any provision of any law, rule or regulation or any order or ruling thereunder or any decree, order or judgment of any governmental authority except for such violations and/or defaults which could not reasonably be expected to have a Material Adverse Effect; (iv) require any waivers, consents or approvals by any of the creditors or trustees for creditors of such Loan Party or any other Person except those waivers, consents, or approvals which are obtained as of the Effective Date or which are not required to consummate the Effox Acquisition; or (v) require any Person to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules of the Federal Trade Commission thereunder, to give effect to the Effox Acquisition.

     4.5.3 There are no proceedings pending or, to the knowledge of any Loan Party, threatened, against any Loan Party which call into question the validity or enforceability of any of the Effox Acquisition Documents.

     4.5.4 The Effox Acquisition has been consummated in accordance with the terms and conditions of the Effox Acquisition Documents and all applicable laws, and CECO Acquisition became the owner, free and clear of any Liens (except any Permitted Liens) of substantially all of the assets of Effox pursuant to the Effox Acquisition Documents. All consents and approvals of, and filings and permits with, and all other actions in respect of, all governmental authorities required in order to consummate the Effox Acquisition in accordance with the terms and conditions of the Effox Acquisition Documents and all applicable laws have been, or prior to the time required, will have been, obtained, given, filed, taken or waived, and are in full force and effect. All applicable waiting periods with respect thereto have, or prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Effox Acquisition.

     5. Costs and Expenses; Amendment Fee. As a condition of this Amendment, (i) Borrowers will pay to Lender an amendment fee of $30,000, payable in full on the Effective Date; such amendment fee, when paid, will be fully earned and non-refundable under all circumstances, and (ii) Borrowers will promptly on demand pay or reimburse Lender for the costs and expenses incurred by Lender in connection with this Amendment, including, without limitation, reasonable attorneys’ fees.

     6. Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this

Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment and the other Loan Documents.

     7. Default. Any default by a Loan Party in the performance of its obligations under this Amendment or the other Loan Documents shall constitute an Event of Default under the Credit Agreement if not cured after any applicable notice and cure period under the Credit Agreement.

     8. Continuing Effect of Credit Agreement. Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect.

     9. One Agreement; References; Fax Signature. The Credit Agreement, as amended by this Amendment, will be construed as one agreement. Any reference in any of the Loan Documents to: (i) the Credit Agreement will be deemed to be a reference to the Credit Agreement as amended by this Amendment, (ii) the Revolving Note will be deemed to be a reference to the Amended and Restated Revolving Note, and (iii) Term Loan Note A will be deemed to be a reference to the Amended and Restated Term Loan Note A. This Amendment and the other Loan Documents may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (a) may be relied on by each party as if the document were a manually signed original and (b) will be binding on each party for all purposes.

     10. Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

     11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     12. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

     13. Reaffirmation of Security. Loan Parties and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral. Each Loan Party ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each Loan Party acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of any Permitted Liens.

     14. Reaffirmation of Guaranties. Each Loan Party hereby: (i) ratifies and reaffirms its Guaranty dated as of December 29, 2005 (or dated as of June 8, 2006 as it respects H.M. White) made by such Loan Party to Lender and (ii) acknowledges and agrees that no Loan Party is released from its obligations under its respective Guaranty by reason of this Amendment or the other Loan Documents and that the obligations of each Loan Party under its respective Guaranty extend, among other Obligations of Borrowers to Lender, to the Obligations of Borrowers under this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan Note A, Term Loan Note B, and the other Loan Documents being executed or amended in connection herewith. Without limiting the generality of the foregoing, each Loan Party acknowledges and agrees that all references in any Guaranty to (a) the Credit Agreement or the other Loan Documents shall be deemed to be references to the Credit Agreement or such other Loan Document, as amended by, or amended and restated in connection with, this Amendment and (b) “Borrower” or “Borrowers” shall be deemed to include a reference to CECO Acquisition, as an additional Borrower under the Credit Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the Loan Parties and Lender have executed this Amendment by their duly authorized representatives as of the Effective Date.

CECO ENVIRONMENTAL CORP. CECO GROUP, INC.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Chief Financial Officer Dennis W. Blazer, Chief Financial Officer, and Vice President Secretary and Treasurer

CECO FILTERS, INC. NEW BUSCH CO., INC.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

THE KIRK & BLUM KBD/TECHNIC, INC. MANUFACTURING COMPANY

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

CECOAIRE, INC. CECO ABATEMENT SYSTEMS, INC.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Secretary and Treasurer Dennis W. Blazer, Secretary and Treasurer

H.M. WHITE, INC. CECO ACQUISITION CORP.

By: /s/Dennis W. Blazer By: /s/Dennis W. Blazer

Dennis W. Blazer, Treasurer Dennis W. Blazer, Secretary and Treasurer

FIFTH THIRD BANK

By: /s/Donald K. Mitchell Donald K. Mitchell, Vice President

SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT (CECO Environmental Corp. et al.)

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